EXHIBIT 15.1

September 26, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Dear Sirs:

We are aware that Conrail Inc. has incorporated by reference our reports dated April 19, 1995 and July 19, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-3 to be filed on or about September 26, 1995.

We are also aware of our responsibilities under the Securities Act of 1933 and that pursuant to Rule 436(c) our reports dated April 19, 1995 and July 19, 1995 shall not be considered part of a registration statement prepared by or certified by us within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Yours very truly,

Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, PA 19103

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